Exhibit 99.1
Chain Bridge Bancorp, Inc. Reports First Quarter 2025 Financial Results
McLean, Virginia — April 28, 2025
Chain Bridge Bancorp, Inc. (NYSE: CBNA) (the “Company”), the holding company for Chain Bridge Bank, N.A. (the “Bank”), today announced financial results for the first quarter of 2025.
Peter G. Fitzgerald, Chairman of Chain Bridge Bancorp, Inc., commented:
“The first quarter of 2025 was the Company’s first full reporting period following its initial public offering. During the quarter, the Company managed increased deposit inflows from political organization accounts by holding the balances in cash and short-term U.S. Treasury securities. The Company reported higher earnings compared to the prior quarter. A substantial portion of these deposits flowed out shortly after quarter-end, a possibility management considered in determining the Company's asset allocation during the quarter.”
First Quarter 2025 Financial Highlights (Three Months Ended March 31, 2025):
•Consolidated Net Income: $5.6 million
•Earnings Per Share: $0.85 per basic and diluted common share outstanding
•Return on Average Equity: 15.39% (on an annualized basis)
•Return on Average Assets: 1.43% (on an annualized basis)
•Book Value Per Share: $23.09
Financial Performance
For the quarter ended March 31, 2025, the Company reported net income of $5.6 million, compared to $3.7 million for the quarter ended December 31, 2024 and $3.9 million for the quarter ended March 31, 2024. Earnings per share (“EPS”) was $0.85 for the quarter ended March 31, 2025, compared to $0.59 for the quarter ended December 31, 2024 and $0.86 for the quarter ended March 31, 2024. The $0.01 year-over-year decline in EPS was attributable to the increase in outstanding shares following the Company’s initial public offering in October 2024, through which the Company issued 1,992,897 shares of Class A Common Stock.
The increase in earnings for the quarter was primarily attributable to a $2.5 million increase in net interest income. The Company’s consolidated total deposits were $1.6 billion at March 31, 2025, compared to $1.2 billion at December 31, 2024. IntraFi Cash Service® (ICS®) One-Way Sell® deposits were $93.2 million at March 31, 2025, compared to $63.3 million at December 31, 2024. A substantial portion of this increase was driven by a post-election surge in deposits associated with three political organization accounts, which grew to approximately $472.0 million by quarter’s end, as described below in “Political Deposit Trends.” The Company’s management invested these deposits in cash at the Federal Reserve and short-term U.S. Treasury securities that matured during the quarter, earning interest throughout the period. Noninterest income decreased quarter-over-quarter, while noninterest expenses remained relatively stable.
Net income was $5.6 million for the quarter ended March 31, 2025, compared to $3.7 million for the quarter ended December 31, 2024. The change was primarily due to a $2.5 million increase in net interest income, partially offset by a $527 thousand decrease in noninterest income. The growth in net interest income reflected higher interest and dividend income from growth within the available-for-sale securities portfolio and higher average cash balances held at the Federal Reserve. The decrease in noninterest income was due to lower deposit placement services revenue caused by a reduction, on average, of One-Way Sell® deposit balances and a decline in service charges on deposit accounts.
Net income for the quarter ended March 31, 2025, was $1.7 million higher compared to the quarter ended March 31, 2024. This difference was due to a $5.1 million increase in net interest income, driven by higher average interest-earning asset balances and net interest margin, partially offset by a $1.8 million increase in noninterest expenses and a $1.0 million decline in noninterest income.
Book Value Per Share
As of March 31, 2025, book value per share (“BVPS”) was $23.09, compared to $21.98 at December 31, 2024 and $19.17 at March 31, 2024.
During the first quarter of 2025, stockholders’ equity increased by $7.3 million, driven primarily by first quarter earnings. The increase also reflected a $1.7 million reduction in accumulated other comprehensive loss, resulting from an increase in the fair value of the available-for-sale investment securities portfolio, net of tax. This improvement was primarily attributable to a decline in market interest rates during the quarter.
The year-over-year increase in stockholders’ equity of $63.9 million was due to $22.6 million in earnings retained during the period, $36.5 million in net proceeds from the Company’s initial public offering in October 2024 and the related over-allotment exercise in November 2024, and a $4.7 million reduction in accumulated other comprehensive loss attributable to improvements in the fair value of available-for-sale investment securities, net of tax. These additions, which augmented the Company’s BVPS, were partially offset by the issuance of 1,992,897 shares of Class A common stock in conjunction with the IPO, and resulted in a net increase to BVPS from $19.17 at March 31, 2024 to $23.09 at March 31, 2025.
Interest Income and Net Interest Margin
Net interest income for the first quarter of 2025 was $13.8 million, compared to $11.4 million in the fourth quarter of 2024 and $8.8 million in the first quarter of 2024. The net interest margin increased to 3.56% in the first quarter of 2025, compared to 3.46% in the fourth quarter of 2024 and 3.15% in the first quarter of 2024.
The year-over-year and quarter-over-quarter changes in interest income and net interest income were primarily driven by changes in the average balances of interest-bearing deposits in other banks and taxable investments securities and increased yields earned on taxable investment securities, partially offset by decreased yields earned on interest-bearing deposits in other banks. A substantial portion of the increase in average balances was driven by a post-election surge in deposits associated with three political organization accounts, which were invested in interest-bearing deposits in other banks and taxable investments securities. Income from interest-bearing deposits in other banks totaled $6.3 million in the first quarter of 2025, compared to $5.3 million in the fourth quarter of 2024 and $3.3 million in the first quarter of 2024. Interest and dividends on taxable securities were $4.6 million in the first quarter of 2025, compared to $3.0 million in the fourth quarter of 2024 and $2.9 million in the first quarter of 2024. The improvement in yields reflected the reinvestment of cash flows into new securities with higher yields than those they replaced, despite a decline in overall market yields.
Noninterest Income
Noninterest income for the first quarter of 2025 was $695 thousand, compared to $1.2 million in the fourth quarter of 2024 and $1.6 million for the first quarter of 2024. First quarter 2025 deposit placement services income from One-Way Sell® deposits through the ICS® network was $133 thousand, compared to $582 thousand in the fourth quarter of 2024 and $1.1 million in the first quarter of 2024. The changes in deposit placement services income reflects the shifts in the composition and activity of the Bank’s political organization deposit base, including a decline in balances allocated as One-Way Sell® in the ICS® network, consistent with typical seasonal patterns associated with the conclusion of the federal election cycle. Service charges on accounts, which are impacted by political deposit transaction activities, were $240 thousand in the first quarter of 2025, compared to $397 thousand in the fourth quarter of 2024, and $311 thousand in the first quarter of 2024.
Noninterest Expenses
Total noninterest expense for the first quarter of 2025 was $7.6 million, compared to $7.7 million in the fourth quarter of 2024 and $5.7 million in the first quarter of 2024. The increase in noninterest expense compared to first quarter 2024 was primarily attributable to higher salaries, as well as increased professional services and insurance expenses to support the operational requirements of being a public company.
Balance Sheet & Related Highlights
As of March 31, 2025:
•Total assets were $1.7 billion, compared to $1.4 billion as of December 31, 2024, and $1.2 billion as of March 31, 2024.
•Total deposits were $1.6 billion, compared to $1.2 billion as of December 31, 2024, and $1.1 billion as of March 31, 2024.
•Total ICS® One-Way Sell® deposits were $93.2 million, compared to $63.3 million as of December 31, 2024, and $289.2 million as of March 31, 2024.
•Interest-bearing reserves held at the Federal Reserve were $620.3 million, compared to $406.7 million as of December 31, 2024 and $338.0 million as of March 31, 2024.
•The loan-to-deposit ratio was 19.26% compared to 25.09% as of December 31, 2024, and 26.94% as of March 31, 2024.

•The ratio of non-performing assets to total assets remained at 0.00%, unchanged from December 31, 2024 and March 31, 2024.
Liquidity
As of March 31, 2025, the Company’s liquidity ratio was 89.14%, compared to 85.13% at December 31, 2024 and 79.36% at March 31, 2024. The liquidity ratio is calculated as the sum of cash and cash equivalents plus unpledged securities classified as investment grade, divided by total liabilities. Cash, cash equivalents, and unpledged securities totaled $1.4 billion, $1.1 billion and $909.6 million, respectively, at March 31, 2025, December 31, 2024 and March 31, 2024.
Capital
As of March 31, 2025, the Company’s tangible common equity to tangible total assets ratio was 8.77%, compared to 10.30% at December 31, 2024 and 7.10% at March 31, 2024. The ratio, which is calculated in accordance with GAAP, represents the ratio of common equity to total assets. The Company did not have any goodwill or other intangible assets for the periods presented. The quarter-over-quarter change in this ratio primarily reflects the increase in total assets in the first quarter of 2025, specifically the increase in cash and cash equivalents and investment securities. The year-over-year increase in this ratio reflects additional equity provided by a year of earnings and the net proceeds raised through the IPO and the subsequent partial exercise of the underwriters’ over-allotment option, partially offset by an increase in total assets.
As of March 31, 2025, the Company reported a Tier 1 leverage ratio of 9.88%, a Tier 1 risk-based capital ratio of 40.24%, and a total risk-based capital ratio of 41.43%. As of December 31, 2024, the Company reported a Tier 1 leverage ratio of 11.48%, a Tier 1 risk-based capital ratio of 38.12% and a total risk-based capital ratio of 39.30%. As of March 31, 2024, the Company’s Tier 1 leverage ratio stood at 8.66%, the Tier 1 risk-based capital ratio at 24.08% and the total risk-based capital ratio at 25.22%. The increases year-over-year reflect the equity provided by twelve months of earnings as well as the equity raised through the IPO and the subsequent partial exercise of the underwriters’ over-allotment option. The quarter over quarter decrease in the Tier 1 leverage ratio reflects the post-election surge in deposits associated with three political organization accounts, which grew to approximately $472.0 million by quarter’s end, as described below in “Political Deposit Trends.”
During the first quarter of 2025, the Company contributed $12.0 million of capital to the Bank through the purchase of newly issued shares of Bank common stock, using a portion of the net proceeds from its initial public offering. The Company made this capital contribution to support the Bank’s organic deposit growth.
Trust & Wealth Department
As of March 31, 2025, the Trust & Wealth Department oversaw total assets under administration (“AUA”) — a measure encompassing both managed and custodial assets — of $409.4 million, which included of $137.8 million in assets under management (“AUM”) and $271.6 million in assets under custody (“AUC”). This compares to $330.3 million in AUA as of December 31, 2024, which included $126.8 million in AUM and $203.5 million in AUC. The increase in AUA from the prior quarter primarily reflects elevated activity within the Trust & Wealth Department and additional custodial inflows from several large institutional clients. AUA are not captured on the consolidated balance sheets.
As of March 31, 2024, AUA stood at $267.5 million, including $80.7 million in AUM and $186.8 million in AUC. Trust and wealth management income was $270 thousand in the first quarter of 2025, compared to $238 thousand in the fourth quarter of 2024 and $187 thousand in the first quarter of 2024.
Political Deposit Trends
As of March 31, 2025, total deposits were $1.6 billion compared to $1.2 billion as of December 31, 2024, and ICS® One-Way Sell® deposits were $93.2 million as of March 31, 2025 compared to $63.3 million as of December 31, 2024. During the first quarter of 2025, the Company experienced a material increase in deposits from certain political organization clients, primarily attributable to a post-election surge in deposits following the November 2024 federal elections. A significant portion of the increase was concentrated in three accounts that each, individually, held more than 5% of total deposits at quarter-end. In the aggregate, these accounts totaled $472.0 million and represented 30.1% of consolidated total deposits as of March 31, 2025. While historically political organization deposits have began rebuilding in the quarters following an election, the pace and scale of the increase in the political organization deposits during the first quarter of 2025, and the resulting deposit concentration, differed from typical patterns we have observed in prior post-election periods and reflected elevated, event-driven fundraising activity.
The Company treated these inflows as potentially temporary and maintained the balances in cash reserves held at the Federal Reserve and short-term U.S. Treasury securities that matured during the quarter.
On April 15, 2025 a significant outflow of approximately $506.5 million occurred across six political organization client accounts, including the three accounts that exceeded the 5% threshold at quarter-end. As of the close of business on April 15, 2025, the six accounts maintained approximately $56.8 million in aggregate balances. As of the close of business on April 15, 2025, following the outflows, the Company’s consolidated total deposits were $1.1 billion, with one deposit relationship exceeding 5% of consolidated total deposits at 5.15%. IntraFi Cash Service® (ICS®) One-Way Sell® deposits totaled $107.9 million. As of the close of business on April 25, 2025, the Company’s consolidated total deposits were $1.1 billion, with IntraFi Cash Service® (ICS®) One-Way Sell® deposits totaling $74.1 million.
The Company’s Tier 1 leverage ratio may improve as a result of the reduction in total assets, but the deposit outflows do not affect the Company’s risk-based capital ratios because the Company funded the deposit outflows using cash reserves held at the Federal Reserve. However, the Company anticipates that the significant reduction in average interest-earning assets resulting from the outflows will lead to lower net interest margin, lower net interest income, lower net income, and lower return on equity in future periods compared to the first quarter of 2025. The extent of these impacts will depend on the timing and magnitude of any future deposit inflows or outflows, changes in asset mix, and prevailing interest rate conditions. For more information regarding the risks associated with our political organization deposits and deposit concentration see the risk factors described under the headings “Our deposits are concentrated in political organizations” and “Our deposit base is concentrated among a small number of clients” in Part I, Item 1A (“Risk Factors”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
About Chain Bridge Bancorp, Inc.:
Chain Bridge Bancorp, Inc., a Delaware corporation, is the registered bank holding company for Chain Bridge Bank, National Association. Chain Bridge Bancorp, Inc. is regulated and supervised by the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Chain Bridge Bank, National Association is a national banking association, chartered under the National Bank Act, and is subject to primary regulation, supervision, and examination by the Office of the Comptroller of the Currency. Chain Bridge Bank, National Association is a member of the Federal Deposit Insurance Corporation and provides banking, trust, and wealth management services. For more information, please visit our investor relations website at https://ir.chainbridgebank.com.
Investor Relations:
David M. Evinger
President, Corporate Secretary
Chain Bridge Bancorp, Inc.
IR@chainbridgebank.com
(703) 748-7389

Cautionary Note Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements involve risks and uncertainties. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other variations or comparable terminology and expressions. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Forward-looking statements include, among other things, statements relating to: (i) changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks or similar organizations, including the effects of United States federal government spending and tariffs; (ii) the level of, or changes in the level of, interest rates and inflation, including the effects on our net interest income, noninterest income, and the market value of our investment and loan portfolios; (iii) the level and composition of our deposits, including our ability to attract and retain, and the seasonality of, client deposits, including those in the ICS® network, as well as the amount and timing of deposit inflows and outflows and the concentration of our deposits; (iv) our future net interest margin, net interest income, net income, and return on equity; (v) our political organization clients’ fundraising and disbursement activities; (vi) the level and composition of our loan portfolio, including our ability to maintain the credit quality of our loan portfolio; (vii) current and future business, economic and market conditions in the United States generally or in the Washington, D.C. metropolitan area in particular; (viii) the effects of disruptions or instability in the financial system, including as a result of the failure of a financial institution or other participants in it, or geopolitical instability, including war, terrorist attacks, pandemics and man-made and natural disasters; (ix) the impact of, and changes, in applicable laws, regulations, regulatory expectations and accounting standards and policies; (x) our likelihood of success in, and the impact of, legal, regulatory or other actions, investigations or proceedings related to our business; (xi) adverse publicity or reputational harm to us, our senior officers, directors, employees or clients; (xii) our ability to effectively execute our growth plans or other initiatives; (xiii) changes in demand for our products and services; (xiv) our levels of, and access to, sources of liquidity and capital; (xv) the ability to attract and retain essential personnel or changes in our essential personnel; (xvi) our ability to effectively compete with banks, nonbank financial institutions, and financial technology firms and the effects of competition in the financial services industry on our business; (xvii) the effectiveness of our risk management and internal disclosure controls and procedures; (xviii) any failure or interruption of our information and technology systems, including any components provided by a third party; (xix) our ability to identify and address cybersecurity threats and breaches; (xx) our ability to keep pace with technological changes; (xxi) our ability to receive dividends from the Bank and satisfy our obligations as they become due; (xxii) the one-time and incremental costs of operating as a public company; (xxiii) our ability to meet our obligations as a public company, including our obligation under Section 404 of Sarbanes-Oxley; and (xxiv) the effect of our dual-class structure and the concentrated ownership of our Class B common stock, including beneficial ownership of our shares by members of the Fitzgerald Family.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, available at the Securities and Exchange Commission’s website (www.sec.gov).

Chain Bridge Bancorp, Inc. and Subsidiary Consolidated Financial Highlights (Dollars in thousands, except per share data) (unaudited)
	As of or For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024

Key Performance Indicators
Net income	$5,607	$3,740	$3,917
Return on average assets [1]	1.43%	1.13%	1.39%
Return on average risk-weighted assets [1,2]	5.74%	3.73%	3.82%
Return on average equity [1]	15.39%	10.48%	18.33%
Yield on average interest-earning assets [1,3]	3.79%	3.72%	3.55%
Cost of funds [1,4]	0.25%	0.29%	0.35%
Net interest margin [1,5]	3.56%	3.46%	3.15%
Efficiency ratio [6]	52.06%	60.95%	54.99%

Balance Sheet and Other Highlights
Total assets	$1,726,860	$1,401,124	$1,233,771
Interest-bearing reserves held at the Federal Reserve[7]	620,270	406,702	337,993
Total debt securities [8]	774,605	658,780	562,833
U.S. Treasury securities [8]	437,950	320,976	196,158
Total gross loans [9]	302,002	313,603	305,938
Total deposits	1,568,392	1,249,935	1,135,755

ICS® One-Way Sell® Deposits
Total ICS® One-Way Sell® Deposits [10]	$93,189	$63,319	$289,223

Fiduciary Assets
Trust & Wealth Department: Total assets under administration (AUA)	$409,389	$330,266	$267,542
Assets under management (AUM)	137,823	126,801	80,746
Assets under custody (AUC)	271,566	203,465	186,796

Liquidity & Asset Quality Metrics
Liquidity ratio [11]	89.14%	85.13%	79.36%
Loan-to-deposit ratio	19.26%	25.09%	26.94%
Non-performing assets to total assets	—%	—%	—%
Net charge offs (recoveries) / average loans outstanding	—%	—%	—%
Allowance for credit losses on loans to gross loans outstanding	1.48%	1.44%	1.41%
Allowance for credit losses on held to maturity securities /gross held to maturity securities	0.06%	0.07%	0.12%
1 Ratios for interim periods are presented on an annualized basis.
2 Return on average risk-weighted assets is calculated as net income divided by average risk-weighted assets. Average risk-weighted assets are calculated using the last two quarter ends with respect to the three-month periods presented.
3 Yield on average interest-earning assets is calculated as total interest and dividend income divided by average interest-earning assets.
4 Cost of funds is calculated as total interest expense divided by the sum of average total interest-bearing liabilities and average demand deposits.
5 Net interest margin is net interest income expressed as a percentage of average interest-earning assets.
6 Efficiency ratio is calculated as non-interest expense divided by the sum of net interest income and non-interest income.
7 Included in “interest-bearing deposits in other banks” on the consolidated balance sheets.
8 Total debt securities and U.S. Treasury securities are calculated as the sum of securities available for sale (AFS) and securities held to maturity (HTM). AFS securities are reported at fair value, and held to maturity securities are reported at carrying value, net of allowance for credit losses.
9 Includes loans held for sale.
10 IntraFi Cash Service® (ICS®) One-Way Sell® are deposits placed at other banks through the ICS® network. One-Way Sell® deposits are not included in the total deposits on the Company’s consolidated balance sheets. The Bank has the flexibility, subject to the terms and conditions of the IntraFi Participating Institution Agreement, to convert these One-Way Sell® deposits into reciprocal deposits which would then appear on the Company’s consolidated balance sheets.
11 Liquidity ratio is calculated as the sum of cash and cash equivalents and unpledged investment grade securities, expressed as a percentage of total liabilities.

Chain Bridge Bancorp, Inc. and Subsidiary Consolidated Financial Highlights (Dollars in thousands, except per share data) (unaudited)
	As of or For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Capital Information [12]
Tangible common equity to tangible total assets ratio [13]	8.77%	10.30%	7.10%
Tier 1 capital	$158,098	$152,491	$98,931
Tier 1 leverage ratio	9.88%	11.48%	8.66%
Tier 1 risk-based capital ratio	40.24%	38.12%	24.08%
Total regulatory capital	$162,748	$157,206	$103,614
Total risk-based regulatory capital ratio	41.43%	39.30%	25.22%
Double leverage ratio [14]	91.41%	82.35%	105.76%

Chain Bridge Bancorp, Inc. Share Information (as adjusted for Reclassification)[15]
Number of shares outstanding	6,561,817	6,561,817	4,568,920
Class A number of shares outstanding	3,119,317	3,049,447	—
Class B number of shares outstanding	3,442,500	3,512,370	4,568,920
Book value per share	$23.09	$21.98	$19.17
Earnings per share, basic and diluted	$0.85	$0.59	$0.86

12 Company-level capital information is calculated in accordance with banking regulatory accounting principles specified by regulatory agencies for supervisory reporting purposes.
13 The ratio of tangible common equity to tangible total assets is calculated in accordance with GAAP and represents common equity divided by total assets. The Company did not have any goodwill or other intangible assets for the periods presented.
14 Double leverage ratio represents Chain Bridge Bancorp, Inc.’s investment in Chain Bridge Bank, N.A. divided by Chain Bridge Bancorp, Inc.’s consolidated equity.
15 On October 3, 2024, the Company filed an Amended and Restated Certification of Incorporation with the Secretary of State of the State of Delaware, which reclassified and converted each outstanding share of the Company's existing common stock, par value $1.00 per share into 170 shares of Class B Common Stock (the "Reclassification"). Historical share information is presented on an as adjusted basis giving effect to the Reclassification. The number of basic and diluted weighted average shares used in computing earnings per share are the same because there are no potentially dilutive instruments.

Chain Bridge Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (Dollars in thousands, except per share data) (unaudited)
	March 31, 2025	December 31, 2024[16]	March 31, 2024
Assets
Cash and due from banks	$8,094	$3,056	$6,134
Interest-bearing deposits in other banks	621,123	407,683	340,171
Total cash and cash equivalents	629,217	410,739	346,305
Securities available for sale, at fair value	479,205	358,329	254,880
Securities held to maturity, at carrying value, net of allowance for credit losses of $175, $202, and $359 respectively (fair value of $277,981, $278,951 and $282,311, respectively)	295,400	300,451	307,953
Equity securities, at fair value	527	515	504
Restricted securities, at cost	3,023	2,886	2,736
Loans held for sale	—	316	671
Loans, net of allowance for credit losses of $4,476, $4,514 and $4,324, respectively	297,526	308,773	300,943
Premises and equipment, net of accumulated depreciation of $7,405, $7,285, and $6,920, respectively	11,156	9,587	9,789
Accrued interest receivable	6,416	4,231	4,974
Other assets	4,390	5,297	5,016
Total assets	$1,726,860	$1,401,124	$1,233,771
Liabilities and stockholders’ equity
Liabilities
Deposits:
Noninterest-bearing	$1,243,170	$913,379	$833,359
Savings, interest-bearing checking and money market accounts	313,969	324,845	286,803
Time, $250 and over	6,011	6,510	9,140
Other time	5,242	5,201	6,453
Total deposits	1,568,392	1,249,935	1,135,755
Short-term borrowings	—	—	5,000
Accrued interest payable	61	46	76
Accrued expenses and other liabilities	6,902	6,897	5,339
Total liabilities	1,575,355	1,256,878	1,146,170
Commitments and contingencies
Stockholders’ equity
Preferred Stock: [17]
No par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Class A Common Stock: [17]
$0.01 par value, 20,000,000 shares authorized, 3,119,317, 3,049,447, and no shares issued and outstanding, respectively	31	30	—
Class B Common Stock: [17]
$0.01 par value, 10,000,000 shares authorized, 3,442,500, 3,512,370, and 4,568,920 shares issued and outstanding, respectively	34	35	46
Additional paid-in capital	74,785	74,785	38,276
Retained earnings	83,248	77,641	60,609
Accumulated other comprehensive loss	(6,593)	(8,245)	(11,330)
Total stockholders’ equity	151,505	144,246	87,601
Total liabilities and stockholders’ equity	$1,726,860	$1,401,124	$1,233,771
16 Derived from audited financial statements.
17 On October 3, 2024, the Company filed an Amended and Restated Certification of Incorporation with the Secretary of State of the State of Delaware, which reclassified and converted each outstanding share of the Company's existing common stock, into 170 shares of Class B Common Stock (the “Reclassification”). The Reclassification also authorized 20,000,000 shares of Class A Common Stock, and 10,000,000 shares of Preferred Stock. Historical share information is presented on an as adjusted basis giving effect to the Reclassification. All shares and balances from previously held common stock are reflected in Class B Common Stock.

Chain Bridge Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest and dividend income
Interest and fees on loans	$3,589	$3,672	$3,280
Interest and dividends on securities, taxable	4,607	3,008	2,866
Interest on securities, tax-exempt	282	282	294
Interest on interest-bearing deposits in banks	6,263	5,256	3,259
Total interest and dividend income	14,741	12,218	9,699
Interest expense
Interest on deposits	893	836	808
Interest on short-term borrowings	—	20	99
Total interest expense	893	856	907
Net interest income	13,848	11,362	8,792
Provision for (recapture of) credit losses
Provision for (recapture of) loan credit losses	(38)	308	5
Provision for (recapture of) securities credit losses	(27)	(60)	(199)
Total provision for (recapture of) credit losses	(65)	248	(194)
Net interest income after provision for (recapture of) credit losses	13,913	11,114	8,986
Noninterest income
Trust and wealth management	270	238	187
Service charges on accounts	240	397	311
Deposit placement services	133	582	1,122
Gain on sale of mortgage loans	13	3	—
Loss on sale of securities	—	(16)	—
Other income	39	18	28
Total noninterest income	695	1,222	1,648
Noninterest expenses
Salaries and employee benefits	4,408	4,352	3,485
Professional services	893	1,010	465
Data processing and communication expenses	666	686	595
State franchise taxes	351	280	203
Occupancy and equipment expenses	251	233	275
FDIC and regulatory assessments	228	193	193
Directors fees	146	127	161
Insurance expenses	149	159	60
Marketing and business development costs	81	144	72
Other operating expenses	398	486	232
Total noninterest expenses	7,571	7,670	5,741
Net income before taxes	7,037	4,666	4,893
Income tax expense	1,430	926	976
Net income	$5,607	$3,740	$3,917
Earnings per common share, basic and diluted - Class A and Class B [18]	$0.85	$0.59	$0.86
Weighted average common shares outstanding, basic and diluted - Class A [18]	3,088,810	2,326,202	—
Weighted average common shares outstanding, basic and diluted - Class B [18]	3,473,007	4,045,150	4,568,920
18 Share information presented prior to the Reclassification date of October 3, 2024 gives effect to the Reclassification and attributes all earnings to Class B shares because no Class A shares were outstanding prior to the Reclassification. The number of basic and diluted shares are the same because there are no potentially dilutive instruments. Except in regard to voting and conversion rights, the rights of Class A Common Stock and Class B Common Stock are identical, and the classes rank equally and share ratably with regard to all other matters. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.

The following tables show the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our interest-earning assets and the average costs of our interest-bearing liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

Chain Bridge Bancorp, Inc. and Subsidiary Average Balance Sheets, Interest, and Yields/Costs (unaudited)
	Three months ended
	March 31, 2025			December 31, 2024			March 31, 2024
($ in thousands)	Average balance	Interest	Average yield/cost	Average balance	Interest	Average yield/cost	Average balance	Interest	Average yield/cost
Assets:
Interest-earning assets:
Interest-bearing deposits in other banks	$566,675	$6,263	4.48%	$433,225	$5,256	4.83%	$237,726	$3,259	5.56%
Investment securities, taxable [19]	639,825	4,607	2.92%	496,895	3,008	2.41%	503,404	2,866	2.31%
Investment securities, tax-exempt [19]	62,235	282	1.84%	62,641	282	1.79%	64,822	294	1.84%
Loans	308,741	3,589	4.71%	313,524	3,672	4.66%	303,063	3,280	4.39%
Total interest-earning assets	1,577,476	14,741	3.79%	1,306,285	12,218	3.72%	1,109,015	9,699	3.55%
Less allowance for credit losses	(4,715)			(4,638)			(4,671)
Noninterest-earning assets	19,097			18,370			26,170
Total assets	$1,591,858			$1,320,017			$1,130,514
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings, interest-bearing checking and money market	$325,018	$817	1.02%	$279,063	$755	1.08%	$247,771	$693	1.13%
Time deposits	11,438	76	2.69%	11,643	81	2.78%	15,839	115	2.94%
Short term borrowings	—	—	—%	979	20	8.24%	5,000	99	8.03%
Total interest-bearing liabilities	336,456	893	1.08%	291,685	856	1.17%	268,610	907	1.37%
Non-interest-bearing liabilities:
Demand deposits	1,100,966			879,212			771,149
Other liabilities	6,642			7,198			5,046
Total liabilities	1,444,064			1,178,095			1,044,805
Stockholders’ equity	147,794			141,922			85,709
Total liabilities and stockholders’ equity	$1,591,858			$1,320,017			$1,130,514
Net interest income		$13,848			$11,362			$8,792
Net interest margin			3.56%			3.46%			3.15%
19 Average balances for securities transferred from AFS to HTM at fair value are shown at carrying value. Average balances for AFS and all other HTM bonds are shown at amortized cost.